Exhibit 99.1

Earnings Release

Investor Contact:

Catalent, Inc.

Paul Surdez

732-537-6325

investors@catalent.com

Catalent, Inc. Reports Second Quarter Fiscal 2020 Results

•	Q2’20 revenue of $721.4 million increased 16% as-reported, or 17% in constant currency, from Q2’19.

•

Accelerated growth in the Biologics segment. Solid organic growth in the Softgel and Oral Technologies and Clinical Supply Services segments more than offset decline in the Oral and Specialty Delivery segment.

•

Announcing further expansion of Biologics footprint with agreement to acquire MaSTherCell, a leading cell therapy development and manufacturing partner with facilities in Brussels, Belgium and Houston, Texas.

•

Raising FY’20 financial guidance range, primarily due to continued growth of recently acquired gene therapy business and acquisition of Bristol-Myers Squibb’s biologics, sterile, and oral solid dose product manufacturing and packaging facility in Anagni, Italy.

•	Revised guidance reflects revenue growth of 14-17% and adjusted EBITDA growth of 19-23%, compared to previous guidance of revenue growth of 10-14% and adjusted EBITDA growth of 17-22%.

Somerset, N.J. – February 3, 2020 — Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, gene therapies, and consumer health products, today announced financial results for the second quarter of fiscal year 2020, which ended December 31, 2019, as well as its agreement to acquire MaSTherCell Global, Inc., a leading cell therapy development and manufacturing provider with facilities in Belgium and Texas. With the acquisition of MaSTherCell , Catalent is further expanding its advanced biotechnology platform within its Biologics business. Catalent is issuing a separate press release today that provides further details on this acquisition.

Second quarter 2020 revenue of $721.4 million increased 16% as reported, or 17% in constant currency, from the $623.0 million reported in the second quarter a year ago, primarily driven by the impact of its gene therapy acquisitions, as well as organic growth within the Biologics, Softgel and Oral Technologies, and Clinical Supply Services segments, offset by a decline in the Oral and Specialty Delivery segment.

Second quarter 2020 net earnings were $45.5 million. After taking into account the series A preferred dividend, net earnings attributable to common shareholders were $34.3 million, or $0.23 per basic share, compared to net earnings of $49.0 million, or $0.34 per basic share, in the second quarter a year ago.

Second quarter 2020 EBITDA from operations of $155.3 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, increased $23.9 million from $131.4 million in the second quarter a year ago. Second quarter 2020 Adjusted EBITDA (see the non-GAAP reconciliation for a discussion of this metric) was $171.0 million, or 23.7% of revenue, compared to $146.0 million, or 23.4% of revenue, in the second quarter a year ago. This represents an increase of 17.1% as reported, and an increase of 16.0% on a constant-currency basis, with three of the four segments contributing to the growth.

Second quarter 2020 Adjusted Net Income (see the GAAP to non-GAAP reconciliation) was $72.0 million, or $0.45 per diluted share, compared to Adjusted Net Income of $65.4 million, or $0.45 per diluted share, in the second quarter a year ago.

“Our second quarter results were driven by continued growth from the gene therapy, viral vector businesses we acquired in 2019, as well as solid organic growth in three of our four reporting segments,” said John Chiminski, Chair and Chief Executive Officer of Catalent, Inc. “We are excited by our pending acquisition of MaSTherCell, a leader in technology-based cell and gene therapy development and manufacturing, which will complement our growing gene therapy capabilities and help us further deliver on our strategy to mirror our portfolio with the growing number of biologics in the global R&D pipeline. As a result of the faster growth we are seeing in our Biologics segment, our planned capital investments to support its robust demand, and strategic acquisitions such as the one we are announcing today, we estimate that roughly half of our revenue in 2024 will be recognized in our Biologics segment, compared to approximately a quarter of our revenue over the last year.”

As previously announced, the Company modestly adjusted its operating segments in the first quarter of fiscal 2020 to better align its internal business unit structure with its “Follow the Molecule” strategy and the increased focus on its biologics-related offerings. Under the revised structure, the Company changed the components of three of its four operating segments:

•

Softgel and Oral Technologies includes formulation, development, and clinical and commercial manufacturing of soft capsules, or “softgels”, as well as large-scale manufacturing of oral solid dose forms, for pharmaceutical and consumer health markets, and supporting ancillary services.

•

Biologics includes biologic cell-line and viral vector gene therapy development and manufacturing; formulation, development, and manufacturing for parenteral dose forms, including prefilled syringes, vials, and cartridges; and analytical development and testing services for large molecules.

•

Oral and Specialty Delivery includes formulation, development, and small- to medium-scale manufacturing for most types of oral solid dose forms, including Zydis orally dissolving tablets; formulation, development, and manufacture of blow-fill-seal unit doses, metered dose inhalers, and nasal products; and analytical development and testing capabilities for small molecules.

The Company’s fourth segment, Clinical Supply Services, was unchanged. The Company’s operating segments are the same as its reporting segments. All prior-period comparative segment information has been restated to reflect the current reportable segments in accordance with Accounting Standards Codification (“ASC”) topic 280, Segment Reporting.

Second Quarter 2020 Segment Highlights

Segment Revenue Highlights

Revenue from the Softgel and Oral Technologies segment was $267.9 million for the second quarter of fiscal 2020, an increase of 2% as reported, or 3% in constant currency, compared to the second quarter a year ago. After excluding the impact of the October 2019 divestiture of the segment’s manufacturing site in Australia, net revenue increased 8% compared to the three months ended December 31, 2018. The growth primarily relates to volume increases across the consumer health portfolio within Europe as well as increased demand in the prescription product business in North America, which is partially attributable to recently launched products. Revenue in the consumer health business also increased in North America and Latin America, in part due to the prior year shortage in ibuprofen active pharmaceutical ingredient supply.

Revenue from the Biologics segment was $225.2 million for the second quarter of fiscal 2020, an increase of 65% as reported, or 66% in constant currency, over the second quarter a year ago. The constant-currency growth was primarily driven by the gene therapy acquisitions, which contributed 56 percentage points to the segment’s revenue growth in constant currency. Excluding the effect of acquisitions, segment revenue growth of 10% was driven primarily by increased end-market demand for the segment’s U.S. drug product offerings, delivered through improved capacity utilization. This was partially offset by decreased volume demand related to the U.S. drug substance product offering, principally due to the fiscal 2019 completion of a limited duration customer contract for non-cell line clinical manufacturing services.

Revenue from the Oral and Specialty Delivery segment was $143.2 million for the second quarter of fiscal 2020, a decrease of 7% as reported and in constant currency, over the second quarter a year ago. Growth in orally delivered commercial products was more than offset by decreased volume in the segment’s respiratory and ophthalmic specialty platform due to strong prior-year demand related to an anticipated new product introduction that generated revenue in the year ago quarter but had limited revenue in the second quarter of 2020.

Revenue from the Clinical Supply Services segment was $87.9 million for the second quarter of fiscal 2020, an increase of 9% as reported and in constant currency, over the second quarter a year ago. The increase was driven by strong demand in the storage and distribution and manufacturing and packaging businesses.

Segment EBITDA Highlights

Softgel and Oral Technologies segment EBITDA (see the non-GAAP discussion below) was $64.5 million in the second quarter of fiscal 2020, an increase of 18% as reported, or 19% in constant currency, versus the second quarter a year ago. After excluding the impact of the October 2019 divestiture of the segment’s manufacturing site in Australia, segment EBITDA increased 23% compared to the three months ended December 31, 2018. The increase relates to volume increases across the segment’s consumer health portfolio within Europe, as well as increased demand in higher-margin prescription product business in North America, the latter of which is partially attributable to recently launched products. EBITDA in the consumer health business also increased across North America and Latin America, in part due to the prior-year shortage in ibuprofen active pharmaceutical ingredient supply.

Biologics segment EBITDA in the second quarter of fiscal 2020 was $63.0 million, an increase of 61% as reported and in constant currency. The constant-currency growth was driven by the gene therapy acquisitions, which contributed 49 percentage points to segment EBITDA in constant currency. Excluding the impact of these acquisitions, segment EBITDA increased 12% from the prior-year period, primarily due to the increase in end-market demand for the segment’s U.S. drug product offering, which was partially offset by the decreased volume demand related to the U.S. drug substance product offering, mostly due to the fiscal 2019 completion of a limited-duration customer contract for non-cell line clinical manufacturing services.

Oral and Specialty Delivery segment EBITDA in the second quarter of fiscal 2020 was $33.1 million, a decrease of 28% on both a reported and constant-currency basis. The decrease is primarily related to decreased volume and unfavorable product mix in the segment’s respiratory and ophthalmic specialty platform due to strong prior-year demand related to an anticipated new product introduction, and was partially offset by growth in orally-delivered commercial products

Clinical Supply Services segment EBITDA in the second quarter of fiscal 2020 was $24.0 million, an increase of 14% as reported, or 15% in constant currency, primarily due to strong demand in the segment’s storage and distribution and manufacturing and packaging businesses.

Additional Financial Highlights

Second quarter 2020 gross margin of 32.2% decreased 10 basis points as-reported, from 32.3% in the second quarter a year ago. The decrease was primarily attributable to the drug substance declines within the Biologics segment, due to the fiscal 2019 completion of a limited-duration customer contract for non-cell-line clinical manufacturing services, partially offset by the gene therapy acquisitions and margin improvement in the Softgel and Oral Technologies segment.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $390 million as of December 31, 2019, a 4.5% increase compared to backlog as of September 30, 2019. The segment recorded net new business wins of $104 million during the second quarter, which is a decrease of 2.3% compared to the net new business wins recorded in the same period of prior year. The segment’s trailing-twelve-month book-to-bill ratio was 1.2x.

Balance Sheet and Liquidity

As of December 31, 2019, Catalent had $2.9 billion in total debt, and $2.7 billion in total debt net of cash and short-term investments, which is closely aligned with the net debt as of September 30, 2019. Catalent’s total net leverage ratio as of December 31, 2019 was 4.2x. On a pro forma basis for the May 2019 Paragon Bioservices acquisition, Catalent’s total net leverage ratio as of December 31, 2019 would have been 4.0x; an improvement compared to the pro forma total net leverage ratio of 4.5x at the time of the Paragon acquisition announcement.

Fiscal Year 2020 Outlook

The Company is raising its previously issued financial guidance, primarily to account for the January 1, 2020 closing of the long-pending acquisition of Bristol-Myers Squibb’s biologics, sterile, and oral solid dose product manufacturing and packaging facility in Anagni, Italy. For fiscal 2020, the Company now expects:

•	Revenue in the range of $2.87 billion to $2.95 billion, compared to the previous range of $2.78 billion to $2.88 billion;

•	Adjusted EBITDA in the range of $711 million to $735 million compared to the previous range of $700 million to $730 million; and

•	Adjusted Net Income in the range of $307 million to $331 million compared to the previous range of $300 million to $330 million.

•

A fully diluted share count in the range of 160 million to 161 million shares on a weighted-average basis, compared to the previous range of 159 million to 160 million shares on the same basis, counting the Series A preferred shares as-if converted.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies, development, and manufacturing solutions for drugs, biologics, gene therapies, and consumer health products. With over 85 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs more than 13,000 people, including approximately 2,400 scientists, at more than 35 facilities across four continents and in fiscal 2019 generated over $2.5 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share. Adjusted Net Income/(Loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(Loss) as net earnings/(loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. The Company believes that Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from operations and Adjusted EBITDA is earnings/(loss) from operations. The most directly comparable GAAP measure to Adjusted Net Income/(Loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from operations to EBITDA from operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies, including as a result of the U.K.’s pending exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions, including the pending acquisition of MaSTherCell, and other transactions that may complement or expand the Company’s business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest-rate risk to the extent of the Company’s variable-rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed August 27, 2019. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Net revenue	$721.4	$623.0	$(5.1)	$103.5	17%
Cost of sales	489.2	421.6	(4.0)	71.6	17%

Gross margin	232.2	201.4	(1.1)	31.9	16%
Selling, general, and administrative expenses	141.0	123.2	(0.2)	18.0	15%
Impairment charges and (gain)/loss on sale of assets	1.7	(0.1)	(0.1)	1.9	(1900)%
Restructuring and other	0.5	0.1	—	0.4	400%

Operating earnings	89.0	78.2	(0.8)	11.6	15%
Interest expense, net	34.9	25.5	—	9.4	37%
Other expense/(income), net	(4.4)	1.4	(0.1)	(5.7)	(407)%

Earnings from operations before income taxes	58.5	51.3	(0.7)	7.9	15%
Income tax expense	$13.0	$2.3	$(0.1)	$10.8	470%

Net earnings	$45.5	$49.0	$(0.6)	$(2.9)	(6)%
Less: Net earnings attributable to preferred shareholders	(11.2)	—	—	—	—%

Net earnings attributable to common shareholders	$34.3	$49.0	$—	$—	—%

Weighted average shares outstanding	146.1	145.1
Weighted average diluted shares outstanding	147.7	146.7

Earnings per share:
Basic
Net earnings	$0.23	$0.34
Diluted
Net earnings	$0.23	$0.33

Catalent, Inc. and Subsidiaries

Selected Segment Financial Data

(Unaudited; dollars in millions)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Softgel and Oral Technologies
Net revenue	$267.9	$263.2	$(3.8)	$8.5	3%
Segment EBITDA	64.5	54.7	(0.8)	10.6	19%
Biologics
Net revenue	225.2	136.4	(0.8)	89.6	66%
Segment EBITDA	63.0	39.1	(0.1)	24.0	61%
Oral and Specialty Delivery
Net revenue	143.2	154.5	(0.1)	(11.2)	(7)%
Segment EBITDA	33.1	46.0	—	(12.9)	(28)%
Clinical Supply Services
Net revenue	87.9	80.8	(0.5)	7.6	9%
Segment EBITDA	24.0	21.0	(0.1)	3.1	15%
Inter-segment revenue elimination	(2.8)	(11.9)	0.1	9.0	76%
Unallocated Costs	(29.3)	(29.4)	—	0.1	—%
Combined totals

Net revenue	$721.4	$623.0	$(5.1)	$103.5	17%

EBITDA from operations	$155.3	$131.4	$(1.0)	$24.9	19%

Refer to the Company’s description of non-GAAP measures, including segment EBITDA and EBITDA from Operations as referenced above.

Catalent, Inc. and Subsidiaries

Consolidated Statements of Operations

(Dollars in millions, except per share amounts)

	Six Months Ended December 31,		FX impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Net revenue	$1,386.1	$1,174.8	$(16.1)	$227.4	19%
Cost of sales	976.2	824.9	(12.1)	163.4	20%

Gross margin	409.9	349.9	(4.0)	64.0	18%
Selling, general, and administrative expenses	283.8	238.7	(1.3)	46.4	19%
Impairment charges and loss on sale of assets	1.5	2.8	—	(1.3)	(46)%
Restructuring and other	1.2	9.8	—	(8.6)	(88)%

Operating earnings	123.4	98.6	(2.7)	27.5	28%
Interest expense, net	71.2	53.6	(0.1)	17.7	33%
Other expense, net	0.5	7.1	(1.9)	(4.7)	(66)%

Earnings from operations before income taxes	51.7	37.9	(0.7)	14.5	38%
Income tax expense	6.1	3.3	(0.2)	3.0	91%

Net earnings	$45.6	$34.6	$(0.5)	$11.5	33%
Less: Net earnings attributable to preferred shareholders	(18.7)	—	—	—	—%

Net earnings attributable to common shareholders	$26.9	$34.6	$—	$—	—%

Weighted average shares outstanding	145.9	143.3
Weighted average diluted shares outstanding	147.8	145.1

Earnings per share:
Basic
Net earnings	$0.18	$0.24
Diluted
Net earnings	$0.18	$0.24

Catalent, Inc. and Subsidiaries

Selected Segment Financial Data

(Dollars in millions)

	Six Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2019	2018		Change $	Change %
Softgel and Oral Technologies
Net revenue	$528.5	$503.3	$(9.6)	$34.8	7%
Segment EBITDA	110.9	96.0	(1.9)	16.8	18%
Biologics
Net revenue	413.8	262.1	(2.3)	154.0	59%
Segment EBITDA	98.8	66.1	(0.3)	33.0	50%
Oral and Specialty Delivery
Net revenue	275.8	265.3	(2.0)	12.5	5%
Segment EBITDA	60.8	64.9	(0.8)	(3.3)	(5)%
Clinical Supply Services
Net revenue	172.5	158.5	(2.2)	16.2	10%
Segment EBITDA	45.6	41.2	(0.9)	5.3	13%
Inter-segment revenue elimination	(4.5)	(14.4)	—	9.9	69%
Unallocated costs	(70.7)	(69.2)	2.2	(3.7)	(5)%
Combined totals

Net revenue	$1,386.1	$1,174.8	$(16.1)	$227.4	19%

EBITDA from operations	$245.4	$199.0	$(1.7)	$48.1	24%

Refer to the Company’s description of non-GAAP measures, including segment EBITDA and EBITDA from Operations as referenced above.

Catalent, Inc. and Subsidiaries

Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*

(Unaudited; dollars in millions)

	Quarter Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Net earnings	$49.0	$31.7	$71.1	$0.1	$45.5
Interest expense, net	25.5	26.4	30.9	36.3	34.9
Income tax expense	2.3	10.9	8.7	(6.9)	13.0
Depreciation and amortization	54.6	66.4	54.7	60.6	61.9

EBITDA from operations	131.4	135.4	165.4	90.1	155.3
Equity compensation	7.5	6.6	9.2	16.6	10.3
Impairment charges and (gain)/loss on sale of assets	(0.1)	(0.1)	2.4	(0.2)	1.7
Financing-related expenses and other	—	—	11.7	0.1	—
U.S. GAAP restructuring and other	0.1	3.1	1.2	0.7	0.5
Acquisition, integration, and other special items	5.6	13.1	21.3	11.1	7.5
Foreign exchange loss/(gain) (included in other, net)	1.0	(3.7)	1.2	(0.1)	5.5
Other adjustments	0.5	(0.1)	(13.0)	8.8	(9.8)

Adjusted EBITDA	$146.0	$154.3	$199.4	$127.1	$171.0

FX impact (unfavorable)					(1.0)

Adjusted EBITDA at constant currency					$172.0

*	Refer to the Company’s description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc. and Subsidiaries

Reconciliation of Net Earnings to Adjusted Net Income*

(Unaudited; in millions, except per share data)

	Quarter Ended
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Net earnings	$49.0	$31.7	$71.1	$0.1	$45.5
Amortization (1)	19.5	31.4	19.1	21.5	21.8
Stock-based compensation	7.5	6.6	9.2	16.6	10.3
Impairment charges and (gain)/loss on sale of assets	(0.1)	(0.1)	2.4	(0.2)	1.7
Financing-related expenses	—	—	11.7	0.1	—
U.S. GAAP restructuring and other	0.1	3.1	1.2	0.7	0.5
Acquisition, integration, and other special items	5.6	13.1	21.3	11.1	7.5
Foreign exchange loss/(gain) (included in other, net)	1.0	(3.7)	1.2	(0.1)	5.5
Other adjustments	0.5	(0.1)	(13.0)	8.8	(9.8)
Estimated tax effect of adjustments (2)	(7.6)	(11.3)	(13.0)	(12.1)	(10.5)
Discrete income tax (benefit)/expense items (3)	(3.3)	(2.8)	(8.3)	(6.0)	(0.5)
Tax law changes provision (4)	(6.8)	3.3	—	—	—

Adjusted net income (ANI)	$65.4	$71.2	$102.9	$40.5	$72.0

Weighted average shares outstanding	145.1				146.1
Weighted average diluted shares outstanding	146.7				160.8

ANI per share:
ANI per basic share	$0.46				$0.49
ANI per diluted share	$0.45				$0.45

Earnings/(loss) per share:
Net earnings per basic share	$0.34				$0.23
Net earnings per diluted share	$0.33				$0.23

*	Refer to the Company’s description of non-GAAP measures, including Adjusted Net Income as referenced above.
(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.
(2)

The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(3)

Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.

(4)

Fiscal 2018 included a net tax charge of $42.5 million as a provisional estimate of the net accounting impact of the 2017 Tax Act. In fiscal 2019, upon completion of the analysis, as permitted by Staff Accounting Bulletin No. 118, the estimate was reduced by $3.5 million.

Catalent, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; dollars in millions)

	December 31, 2019	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$188.9	$345.4
Trade receivables, net	681.0	693.1
Inventories	249.6	257.2
Prepaid expenses and other	181.0	100.1

Total current assets	1,300.5	1,395.8
Property, plant, and equipment, net	1,618.1	1,536.7
Other non-current assets, including intangible assets	3,276.7	3,251.5

Total assets	$6,195.3	$6,184.0

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$72.4	$76.5
Accounts payable	243.4	255.8
Other accrued liabilities	342.3	338.4

Total current liabilities	658.1	670.7
Long-term obligations, less current portion	2,824.6	2,882.8
Other non-current liabilities	389.9	342.3
Commitments and contingencies (1)	—	—
Redeemable preferred stock	606.6	606.6
Total shareholders’ equity	1,716.1	1,681.6

Total liabilities, redeemable preferred stock, and shareholders’ equity	$6,195.3	$6,184.0

(1)	Please refer to note 16 of the consolidated financial statements within our Quarterly Report on Form 10-Q for the fiscal year ended December 31, 2019.

Catalent, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited; dollars in millions)

	Six Months Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:

Net cash provided by operating activities	$145.9	$84.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(152.2)	(81.3)
Proceeds from sale of subsidiaries	20.8	—
Payment for acquisitions, net of cash acquired	(10.7)	(127.5)
Payments for investments	(2.0)	—
Prepayment for pending business acquisition	(55.1)	—

Net cash (used in) investing activities from continuing operations	(199.2)	(208.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(5.9)	(4.9)
Payments related to long-term obligations	(51.5)	(503.4)
Dividends paid	(20.0)	—
Proceeds from sale of common stock, net	—	445.5
Cash paid, in lieu of equity, for tax withholding obligations	(24.4)	(11.0)

Net cash (used in) by financing activities	(101.8)	(73.8)

Effect of foreign currency exchange on cash	(1.4)	(4.2)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(156.5)	(202.3)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	345.4	410.2

CASH AND EQUIVALENTS AT END OF PERIOD	$188.9	$207.9